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Exhibit 10.32

EMPLOYMENT AGREEMENT

        This Agreement (this "Agreement"), dated as of August 13, 2004 (the "Effective Date"), is made by and between Interline Brands, Inc., a New Jersey corporation (the "Company"), and Mr. Michael J. Grebe (the "Executive").

Recitals

        1.     The Company desires to (a) employ the Executive as the Company's President and Chief Executive Officer, (b) retain the Executive as a director of the Company subject to his election to the Board by the shareholders of the Company and (c) enter into an agreement embodying the terms of those relationships.

        2.     The Executive is willing to serve as the President and Chief Executive Officer of the Company and is willing to serve as a director of the Company (subject to his election to the Board by the shareholders of the Company) on the terms set forth herein.

Agreement

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.     Definitions.

        1.1.  "Affiliate" means any person or entity controlling, controlled by or under common control with the Company.

        1.2.  "Board" means the Board of Directors of the Company.

        1.3.  "Cause" means (a) the Executive's conviction of, or pleading nolo contendere to, a felony, (b) the Executive's conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement or Company property, (c) the Executive's gross neglect of his duties hereunder, (d) the Executive's willful misconduct in connection with the performance of his duties hereunder or any other material breach by the Executive of this Agreement or (e) the Executive's failure to follow the lawful directions of the Board, consistent with the terms of this Agreement; provided, however that the Executive shall not be deemed to have been terminated for Cause unless (i) written notice has been delivered to him setting forth the reasons for the Company's intention to terminate him for Cause and (ii) a period of 30 days has elapsed since delivery of such notice.

        1.4.  "Change in Control" shall mean:

          1.4.1.    The acquisition, after the Effective Date, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (a) the shares of the common stock of the Company (the "Common Stock"), or (b) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (ii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (iii) any acquisition by any corporation if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

          1.4.2.    The occurrence of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners immediately prior to such reorganization, merger or consolidation of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 50% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

          1.4.3.    The occurrence of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary, wholly-owned, directly or indirectly, by the Company; or

          1.4.4.    After the expiration of 24 months following the Effective Date, individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the date hereof whose election or nomination for election by the Company's shareholders was approved by two-thirds of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company (as such terms are used in Rule 14a-1 1 under the Exchange Act), a "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed transaction described in Sections 1.4.1, 1.4.2 or 1.4.3 of this Agreement) shall be deemed to be members of the Incumbent Board.

        1.5.  "Disability" means the Executive's inability to render, for a period of six consecutive months, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination. In no event shall the Executive be considered disabled for the purposes of this Agreement unless the Executive is deemed disabled pursuant to the Company's long-term disability plan.

        1.6.  "Good Reason" means the Company without prior express written consent of the Executive (a) materially reducing the Executive's position, duties, title or authority, (b) decreasing the Executive's compensation or the benefits under the employee benefit or health or welfare plans or programs of the Company are in the aggregate materially decreased (excluding reductions due to general benefit plan changes applicable to Company employees generally), (c) failing to pay the Executive's compensation or to provide for the Executive's benefits when due, (d) requiring the Executive to move his primary place of employment more than 35 miles from the then current place of employment, if such move materially increases his commute, (e) failing to nominate the Executive for election to the Board of Directors of the Company (by the committee of such Board responsible for making such nominations) or (f) committing any other material breach of this Agreement, if any of the foregoing (a) through (f) are not remedied by the Company (if capable of remedy) within 30 days after receiving notice thereof from the Executive.

        1.7.  "Offering" means the Company's initial public offering of the Company's Common Stock as described in the final prospectus to be filed with the Securities Exchange Commission by the Company.

2.    Employment.    Subject to the terms and provisions set forth in this Agreement, the Company hereby agrees that the Executive shall be employed as the Company's President and Chief Executive Officer,

and further agrees that the Executive shall be a member of the Board of the Company (and a member of the Board's Executive Committee) during the Term of Employment, provided that he is elected to the Board by the shareholders of the Company as provided in Section 4.1, and the Executive hereby accepts such employment and directorship.

3.    Term of Employment.    The term of employment under this Agreement shall commence on the Effective Date and, unless earlier terminated under Section 6 below or extended pursuant to the next sentence, shall terminate on the second anniversary of the Effective Date (the "Term of Employment"). The Term of Employment shall automatically be extended for an additional one year period on each January 1st after the Effective Date unless, not later than 90 days prior to any such January 1st, either party to this Agreement shall have given written notice to the other that the Term of Employment shall not be extended or further extended beyond its then automatically extended term, if any.

4.     Positions, Responsibilities and Duties.

        4.1.    Positions.    During the Term of Employment, the Executive shall be employed and serve as the Company's President and Chief Executive Officer. In such positions, the Executive shall have such duties and authority as are customarily associated with the office and position of President and Chief Executive Officer, including, without limitation, complete operational management authority, together with the Chief Operating Officer, with respect to, and total responsibility for, the overall operations and day-to-day business and affairs of the Company. In addition, the Executive shall be nominated for election by the shareholders of the Company as a director of the Company at the annual meeting of shareholders of the Company to be held in [month, year] and, if then elected by the shareholders, at subsequent meetings of shareholders at which his term of office as a director would otherwise expire, for the duration of the Term of Employment. If the Executive is elected to the Board, the Executive shall further be a member of the Board's Executive Committee (or similar or equivalent committee), if any, during the Term of Employment. The Executive shall report solely and directly to the Board. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation.

        4.2.    Duties.    During the Term of Employment, the Executive shall devote substantially all of his business time to the business and affairs of the Company and the Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder, to (a) manage the Executive's personal, financial and legal affairs, and (b) serve on corporate, civic or charitable boards or committees, provided that the Executive shall inform the Company of his service on any corporate boards.

5.     Compensation and Other Benefits.

        5.1.    Base Salary.    During the Term of Employment, the Executive shall receive an annual base salary ("Base Salary") payable in accordance with the Company's normal payroll practices of no less than US $386,030. The Board shall review the Executive's Base Salary and shall increase such Base Salary by no less than five percent (5%) as of January 1, 2005. Thereafter, the Board shall review the Executive's Base Salary annually and shall increase such Base Salary by no less than five percent (5%) as of January 1 of each year of the Term of Employment.

        5.2.    Annual Bonus.    In respect of each calendar year during the Term of Employment, beginning in calendar year 2004, the Executive shall be entitled to receive an annual bonus (the "Bonus") if the Executive achieves target or better objective performance goals established by mutual agreement between the Executive and the Board prior to each calendar year, or the Effective Date, as the case may be. The amount of such Bonus, if any, shall be up to 120% of Base Salary, based on achievement of objective performance goals. The Bonus shall be paid as soon as practicable after the end of each calendar year and on the date of the end of the Term of Employment, if the Term of Employment is not extended, whether or not the Executive is employed by the Company on the payment date of the Bonus. The Bonus shall not be paid if during any such calendar year the Executive (a) voluntarily terminates this Agreement without Good Reason or (b) is terminated for Cause (as such terms are defined in this Agreement).

        5.3.    Retirement and Savings Plans.    During the Term of Employment, the Executive shall be entitled to participate as of the Effective Date in all incentive, pension, retirement, savings, 401(k) and other employee pension benefit plans, policies and programs (the "Retirement Plans") maintained by the Company from time to time for the benefit of senior executives and/or other employees.

        5.4.    Welfare Benefit Plans.    During the Term of Employment, the Executive, the Executive's spouse, if any, and their dependents, if any, shall be entitled as of the Effective Date, without any waiting periods exceeding thirty days and without any pre-existing condition limitations, to participate in and be covered on the same basis as other senior executive officers of the Company under all the welfare benefit plans, policies and/or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans, policies and/or programs (the "Welfare Plans").

        5.5.    Expense Reimbursement.    During and in respect of the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the Company's policies on expense reimbursements, in effect from time to time.

        5.6.    Vacation and Fringe Benefits.    During the Term of Employment, the Executive shall be entitled to four weeks paid vacation each calendar year plus a reasonable amount of paid time off in accordance with the generally applicable Company policy. The Executive shall be entitled to carry over up to four weeks of unused vacation to a subsequent calendar year and shall further be entitled to have up to four weeks of such accrued vacation time paid out by the Company following termination of the Executive's employment (a) due to death, (b) by the Company without Cause or (c) by the Executive due to Disability or for Good Reason.

        5.7.    Automobile Allowance.    During the Term of Employment, the Executive shall be entitled to an automobile allowance of $15,000 per year, payable in equal monthly installments. During the Term of Employment, the Company shall also reimburse the Executive for all reasonable costs of repairing, maintaining, insuring and providing fuel for the automobile acquired by the Executive pursuant to such automobile allowance.

        5.8.    Equity Awards.    Immediately prior to and in connection with the Offering, the Executive shall receive equity awards in accordance with the terms of the Interline Brands, Inc. 2004 Equity Incentive Plan and the equity award agreements between the Executive and the Company, which terms shall be negotiated in good faith and agreed upon by the Company and the Executive. The effectiveness of this Section 5.8 shall be contingent on, and shall only become effective upon the date of, the closing of the Offering.

        5.9.    Loan Forgiveness and Additional Payment.    On or before the earliest of (i) immediately prior to the Offering or (ii) the consummation of a Change in Control, the Company shall forgive outstanding loans owed to the Company by the Executive in the amount of $749,998 and the Executive shall receive an additional cash payment in respect of his tax obligations arising from such loan forgiveness in the amount of $549,400.

        5.10.    Retention Bonus.    The Executive shall be entitled to a retention bonus (the "Retention Bonus") which shall be computed pursuant to such formula and shall vest and be paid over such period as shall be negotiated in good faith and agreed upon by the Company and the Executive. In the event the Executive's employment with the Company terminates on account of his death, Disability, by the Company without Cause or by the Executive for Good Reason, any unpaid portion of the Retention Bonus shall be due and payable to the Executive or his estate, not later than 30 days following such termination. In the event the Executive terminates his employment with the Company without Good Reason or the Company terminates his employment for Cause, the Executive shall forfeit any unpaid portion of the Retention Bonus. The effectiveness of this Section 5.10 shall be contingent on, and shall only become effective upon the date of, the closing of the Offering.

        5.11.    Success Bonus.    In the event of a Change in Control, the Executive shall be entitled to a bonus (the "Success Bonus"), in an amount which shall be negotiated in good faith and agreed upon by the Company and the Executive, and which amount shall be payable in one lump sum on the date of the closing of the Change in Control.

6.     Termination.

        6.1.    Termination Due to Death.    In the event of the Executive's death, the Executive's estate or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary accrued but unpaid as of the date of death plus Base Salary (as set forth in Section 5.1 of this Agreement) continuation for a period of two years from the date of the Executive's death; (b) a pro-rata Bonus payment for the calendar year of the Executive's death equal to no less than the Bonus that the Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date of the death of the Executive, and the denominator of which is 365; (c) immediate payment of any unpaid expense reimbursements, unpaid automobile allowance and unused accrued vacation days through the date of the Executive's death; (d) any other benefits to which the Executive, the Executive's estate or the Executive's legal representative is entitled under any of the Retirement and Welfare Plans; and (e) any other payments and/or benefits provided for in any agreement between the Company and the Executive in the event of death, including without limitation, any equity award vesting or exercisability acceleration and any extended post-termination exercise periods.

        6.2.    Termination Due to the Executive's Disability.    Upon 30 days prior written notice to the Executive, the Company may terminate the Executive's employment hereunder due to Disability. In such event, the Executive or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary accrued but unpaid as of the date of the Executive's termination due to Disability plus Base Salary (as set forth in Section 5.1 of this Agreement) continuation for a period of two years from the date of the Executive's termination due to Disability; (b) a pro-rata Bonus payment for the calendar year of the Executive's termination equal to no less than the Bonus that the Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to Disability, and the denominator of which is 365; (c) immediate payment of any unpaid expense reimbursements, unpaid automobile allowance and unused accrued vacation days through the date of the Executive's termination; (d) any other benefits to which the Executive or the Executive's legal representative is entitled under any of the Retirement and Welfare Plans; and (e) any other payments and/or benefits provided for in any agreement between the Company and the Executive in the event of a termination of the Executive's employment due to Disability, including without limitation, any equity award vesting or exercisability acceleration and any extended post-termination exercise periods.

        6.3.    Termination Without Cause or by the Executive for Good Reason.    Upon 10 days prior written notice to the Executive, the Company may terminate the Executive's employment hereunder without Cause. Upon 10 days prior written notice to the Company, the Executive may terminate his employment hereunder with the Company for Good Reason. The Executive may also terminate his employment for any reason within the 30 day period commencing on the first anniversary of a Change in Control and such termination shall be treated for purposes of this Agreement as a termination by the Executive for Good Reason. In any such event, the Executive shall be entitled to: (a) an amount equal to two times the Executive's Base Salary (as set forth in Section 5.1 of this Agreement) as of the date of termination, payable in one lump sum upon the date of termination; (b) an amount equal to two times the average of the Bonus amounts paid for the prior three year period, such sum to be payable in equal installments in accordance with the Company's usual payroll practices over a period of two years following the date of termination; provided, however, that if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason at any time following a Change in Control, or for any reason within the 30-day period commencing on the first anniversary of a Change in Control, such amount shall be payable in one lump sum upon the date of termination; and provided further, however, that the Executive shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive for Good Reason (1) if the Executive reasonably demonstrates that the Executive's employment was terminated prior to a Change in Control without Cause (i) at the request of an individual, entity or group who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control (or who has taken other steps reasonably calculated to effect a Change in Control) (a "Person") or (ii) otherwise in connection with, as a result of or in anticipation of a Change in Control, or (2) if the Executive terminates his employment for Good Reason prior to a Change in Control and the Executive reasonably demonstrates that the circumstance(s) or event(s) which constitute such Good Reason occurred (i) at the request of such Person or (ii) otherwise in connection with, as a result of or in anticipation of a Change in Control; (c) continuation of benefits under the Welfare Plans in effect as of the date of termination for a period of two years following the date of termination at the Company's sole expense; (d) immediate payment of any unpaid expense reimbursements, unpaid automobile allowance and unused accrued vacation days through the date of termination; (e) any other payments and/or benefits to which the Executive is entitled under any of the Welfare and Retirement Plans; and (f) any other payments and/or benefits provided in this Agreement or any agreement between the Company and the Executive in the event of a termination for Good Reason, including without limitation, any equity award vesting or exercisability acceleration and any extended post-termination exercise periods; provided that the Executive shall not be entitled to participate in any other severance plan or arrangement sponsored by the Company unless such plan or arrangement provides otherwise.

        6.4.    Termination For Cause.    Subject to the provisions of this Section 6.4, the Company may terminate the Executive's employment for Cause. In such event, the Executive shall be entitled to: (a) any Base Salary accrued but unpaid through the date of termination; (b) immediate payment of any unpaid expense reimbursements and unpaid automobile allowance; (c) any other payments and/or benefits to which the Executive is entitled under any of the Retirement and Welfare Plans; and (d) any other payments and/or benefits provided in this Agreement in the event of a termination for Cause. In any case described in this Section 6.4, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board that the Company intends to terminate the Executive's employment for Cause. Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive's employment for Cause.

        6.5.    Termination Without Good Reason.    Upon 30 days prior written notice to the Company, the Executive shall have the right to terminate his employment hereunder without Good Reason or any reason at all. In such event, the Executive shall be entitled to: (a) any Base Salary accrued but unpaid through the date of termination; (b) immediate payment of any unpaid expense reimbursements and unpaid automobile allowance; (c) any other payments and/or benefits to which the Executive is entitled under any of the Retirement and Welfare Plans; and (d) any other payments and/or benefits provided in this Agreement in the event of a termination for Cause.

        6.6.    No Mitigation; No Offset.    In the event of any termination of employment under this Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

        6.7.    Non-extension Severance.    If the Executive's Term of Employment is not extended for any reason, the Executive will be considered to be terminated without Cause and the provisions of Section 6.3 shall apply to such termination.

        6.8.    Certain Other Payments.

          6.8.1.    If the Executive is liable for the payment of any excise tax (the "Basic Excise Tax") pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or like provision, with respect to any payment or property transfers received or to be received under this Agreement or otherwise (the "Payments"), the Company shall pay the Executive an amount (the "Special Reimbursement") which, after payment to the Executive (or on the Executive's behalf) of any federal, state and local taxes, including, without limitation, any further excise tax under said Section 4999, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax.

          6.8.2.    All calculations required to be made under this Section, including the amount of the Special Reimbursement, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm"), which shall be made in good faith, and which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or at such earlier time as is requested by the Company or the Executive (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Special Reimbursement under this Section 6.8 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines, absent manifest error, that no Basic Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Basic Excise Tax, if any, on the Executive's applicable income tax return will not result in the imposition of a negligence or similar penalty. Absent manifest error, the Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that a Special Reimbursement amount which will not have been paid by the Company should have been paid ("Underpayment") or Special Reimbursement amounts are paid by the Company which should not have been paid ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of the Basic Excise Tax or any other tax resulting from or relating to the payment of the Special Reimbursement, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Special Reimbursement exceeds the amount necessary to reimburse the Executive for his Basic Excise Tax or any other tax resulting from or relating to the payment of the Special Reimbursement, the Accounting Firm shall determine in good faith the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Basic Excise Tax and or any other tax resulting from or relating to payment of the Special Reimbursement; provided, however, if the Executive determines in good faith that continued contesting or disputing with the Internal Revenue Service would or is likely to have an adverse impact on the Executive's overall tax or economic position or obligation (which good faith determination shall take into account the magnitude of the amounts involved and the Company's financial condition or financial prospects), then, upon notice from the executive to that effect, the Executive shall, without foregoing any right to the Special Reimbursement required hereunder, have no further obligation to continue any such contest or dispute, or cooperate in respect thereof.

        6.9.    Payment.    Except as otherwise provided in this Agreement and subject to the Executive's prior execution of a general release in substantially the form annexed hereto as Exhibit A, any payments to which the Executive shall be entitled under this Section 6, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the date of termination. If the amount of any payment due to the Executive cannot be finally determined within 30 days after the date of termination, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than 45 days after such date of termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

7.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan, policy or program provided or maintained by the Company and/or any Affiliate and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company and/or any Affiliate, including, without limitation, any stock option agreements or plans. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company and/or any Affiliate at or subsequent to the Term of Employment shall be payable in accordance with such plans or programs.

8.    Full Settlement.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

9.    Legal Fees and Other Expenses.    In the event that a claim for payment or benefits under this Agreement is disputed, the Executive shall be reimbursed for all attorney fees and expenses incurred by the Executive in pursuing and/or defending any such claim, provided that the Executive substantially prevails in respect of any material issue which is the subject of such claim by reason of litigation, arbitration or settlement. In addition, the Executive shall be paid or reimbursed for all legal fees and expenses incurred by the Executive in connection with the review, preparation and negotiation of this Agreement.

10.   Successors.

        10.1.    The Executive.    This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order.

This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

        10.2.    The Company.    This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

11.    Indemnification.    The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company and/or any Affiliate or is or was serving at the request of the Company and/or any Affiliate as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable state corporation law, as the same exists or may hereafter be amended, against all expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

12.   Restrictive Covenants.

        12.1.    Non-Solicitation.    If, during the Term of Employment, the Executive (a) voluntarily terminates his employment with the Company without Good Reason or (b) the Executive is terminated by the Company for Cause, the Executive, for a period of one year after any such termination, shall not (except on the Company's behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, (i) solicit or service the business of any of the Company's clients, any of the Company's former clients which were clients within six months prior to the termination of his employment or any of the prospective clients which were being actively solicited by the Company at the time of the termination of his employment or (ii) attempt to cause or induce any employee of the Company to leave the Company.

        12.2.    Confidentiality.    The Executive shall not, during the Term of Employment and at any time thereafter, without the prior express written consent of the Board, directly or indirectly, divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive's duties and responsibilities under this Agreement or when (a) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) necessary to prosecute the Executive's rights against the Company or to defend himself against any allegations). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board's designee, no later than the effective date of any termination of his employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive's actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, "Confidential Information" shall mean all information respecting the business and activities of the Corporation, or any Affiliate of the

Company, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive's breach of any portion of this Section 12.2.

        12.3.    Non-Competition.    The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

          12.3.1.    During the Term of Employment and for a period ending on the expiration of (a) one year following the Executive's termination for Cause or without Good Reason and (b) two years following the Executive's termination without Cause or for Good Reason, the Executive will not directly or indirectly, (i) engage in any business for the Executive's own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its Affiliates that are engaged in a business similar to the business of the Company (the "Company Affiliates") and customers or suppliers of the Company or the Company Affiliates.

          12.3.2.    Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

13.   Miscellaneous.

        13.1.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applied without reference to principles of conflict of laws.

        13.2.    Amendments.    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        13.3.    Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:	Michael J. Grebe 804 Hawks Nest Court Ponte Vedra Beach, FL 32082
with a copy to:	Stephen W. Skonieczny, Esq. Dechert LLP 30 Rockefeller Plaza New York, New York 10112

To the Company:	Laurence Howard INTERLINE BRANDS, INC. 801 W. Bay Street Jacksonville, FL 32204
with a copy to:	Mark A. Underberg, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

        13.4.    Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

        13.5.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        13.6.    Captions.    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

        13.7.    Beneficiaries/References.    The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).

        13.8.    Entire Agreement.    This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof.

        13.9.    Representations.    The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement.

        13.10.    Survivorship.    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's Term of Employment hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

        13.11.    Representations.

          13.11.1.    Equity Awards.    The Company represents and warrants to the Executive that all shares issued pursuant to any equity award granted to the Executive by the Company, upon issuance to the Executive, will be exempt from Section 16(b) of the Exchange Act pursuant to the Rules promulgated thereunder, if such Rules apply.

          13.11.2.    Authorization.    The Company represents and warrants to the Executive that this Agreement, the any equity award agreement will be authorized by all necessary action of the Company and will be the binding agreement of the Company, enforceable against it in accordance with the terms thereof. The Company is not prevented from entering into or performing this Agreement by any law, order, rule or regulation, its certificate of incorporation, bylaws or any agreement to which it is a party.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the date first written above.

INTERLINE BRANDS, INC.
/s/ GIDEON ARGOV
By:	Gideon Argov Director
/s/ MICHAEL J. GREBE Michael J. Grebe

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